SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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☐	Preliminary Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

JPMORGAN CHASE & CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On May 6, 2005, JPMorgan Chase & Co. filed a Form 8-K with the Securities and Exchange Commission to report the following information:

In its proxy statement dated April 4, 2005 (Proxy Statement), JPMorgan Chase & Co. (JPMC) submitted to its shareholders a proposed 2005 Long-Term Incentive Plan (the Plan) that would authorize 300 million shares of Common Stock to be available for issuance as awards (the Authorized Amount) during the period ending May 16, 2010 (the Plan Term), subject to awards that may be made under the Plan that do not count against the Authorized Amount, as detailed in Section 3(b) of the Plan. The Plan would be administered by the Compensation & Management Development Committee of the Board of Directors, which has discretion to specify the terms and conditions of awards.

Subject to shareholder approval of the Plan as contained in the Proxy Statement, it is management’s intent to recommend to the Board and the Compensation & Management Development Committee thereof that:

1.	During the Plan Term, the Plan be administered so that not more than 275 million shares are awarded under the Authorized Amount, the equivalent of an authorization of approximately 1.5% of the outstanding shares of common stock each year for five years.

2.	During the Plan Term, at least 80% of the awards made under the Plan shall be subject to vesting (or exercise) schedules so that such awards shall not vest (or become exercisable) more rapidly than ratably over three years, other than in circumstances such as death, retirement, involuntary termination of employment, or if the award would become vested (or exercisable) upon the achievement of performance objectives over a period of at least one year.

In January 2005, approximately 35.5 million restricted stock units and 2.0 million stock appreciation rights (SARs) (settled only in shares) and stock options were granted under JPMC’s shareholder approved plan as part of employee annual incentive compensation. The restricted stock units and stock appreciation rights vest 50% after two years and 50% after three years. The shares of common stock underlying such awards are the equivalent of approximately 1.1% of JPMC’s outstanding shares of common stock.

In Note 7 to the financial statements for the year ended December 31, 2004, JPMC reported that as of December 31, 2004 the number of restricted stock shares and restricted stock units that were outstanding and unvested was approximately 85.1 million shares. In addition to the above grants, also in January 2005, approximately 26.0 million restricted stock shares and restricted stock units vested or were forfeited. Accordingly, as of January 31, 2005, the number of restricted stock shares and restricted stock units that were outstanding and unvested was approximately 94.6 million shares.